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Contact:  Norris Battin
          nbattin@usa.net


      COOPER COMPANIES EXPECTS FOURTH QUARTER FISCAL 1998 AND FULL YEAR NET
                              EARNINGS ADJUSTMENTS

         Irvine, Calif., October 2, 1998 --The Cooper Companies, Inc. (NYSE/PCX: COO) said today that it expects to record several adjustments affecting net income in its fourth quarter and fiscal year ending October 31. These adjustments would cause Cooper's results to differ from analysts' consensus earnings expectations.

         The first charge would relate to the divestiture of Cooper's Hospital Group of America (HGA) unit. Cooper previously announced plans to divest all or a portion of HGA in an orderly manner, recognizing that it would anticipate taking a book loss if the unit is sold. Management feels it is realistic to believe that a decision to sell all or a portion of HGA and take the book loss will be made in this fiscal year.

         The second charge relates to CooperVision (CVI), the contact lens unit. It would involve a provision for certain costs associated with the integration of CVI's contact lens manufacturing facilities in Rochester, N. Y. with those in Southampton, England. The latter were acquired when Cooper purchased British contact lens manufacturer Aspect Vision Care, Ltd. last December.

         The third entry would involve a tax credit resulting from substantially reducing the valuation allowance on the deferred tax asset associated with Cooper's net operating loss carry forwards.

         The net amount of these three adjustments will not be finalized until year-end results are reported on December 14, 1998, although the deferred tax credit is expected to exceed the total of the HGA and CVI charges.

         A. Thomas Bender, Cooper's president and chief executive officer, said, "Successfully exiting HGA would make Cooper a pure medical device company with CooperVision in eyecare and CooperSurgical in women's healthcare. As we head into fiscal 1999, I'm confident that we can achieve analysts' expectations for sales and operating income for these two strategic businesses. Although the

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costs of integrating Aspect have been greater than anticipated, the activities to streamline CVI's manufacturing resulting in the charges will allow us to more rapidly achieve the cost reductions we anticipated across our contact lens product line when we acquired Aspect."

         Also, earnings per share for the reporting period will be favorably impacted by the results of Cooper's recently announced program to buy back up to one million shares of its common stock. To date, the Company has purchased more than two hundred seventy-five thousand shares at an average price of $17.35 per share under this program.

         Forward-Looking Statements

         Statements in this release that are not based on historical fact may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. They include words like "may", "will", "expect", "estimate", "anticipate", "continue" or similar terms and reflect the Company's current analysis of existing trends. Actual results could differ materially from those indicated due to: major changes in business conditions and the economy, loss of key senior management, major disruptions in the operations of the Company's manufacturing facilities or hospitals, new competitors or technologies, significant disruptions caused by the failure of third parties to address the Year 2000 issue, acquisition integration costs, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from stock issuance or acquisitions, regulatory issues, changes in reimbursement rates and payor mix, significant environmental clean-up costs more than those already accrued, litigation costs, costs of business divestitures, and items listed in the Company's SEC reports, including the section entitled "Business " in its Annual Report on Form 10-K for the year ended October 31, 1997.

         The Cooper Companies, Inc. develops, manufactures and markets specialty healthcare products and services. Corporate offices are located in Irvine and Pleasanton, Calif. CooperVision, headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Canada and Southampton, England, markets a broad range of contact lenses for the vision care market. CooperSurgical, headquartered in Shelton, Conn., markets diagnostic and surgical instruments, equipment and accessories for the gynecological market. Hospital Group of America, provides psychiatric services through facilities in Delaware, Illinois, Indiana and New Jersey and satellite locations.

         NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Company's Internet address is www.coopercos.com.

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